Exhibit 3.19(a)

CERTIFICATE OF FORMATION

OF

INTELSAT LICENSE HOLDINGS LLC

This Certificate of Formation of Intelsat License Holdings LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act ( 6 Del. C. §18-101 et seq.).

1. The name of the Company is Intelsat License Holdings LLC.

2. The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3. The name and address of the Company’s registered agent for service of process in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has duly executed this Certificate of Formation on the 27th day of December, 2010.

/s/ Sajid Ajmeri
Name: Sajid Ajmeri
Title: Authorized Person

STATE OF DELAWARE

WAIVER OF REQUIREMENT

FOR AFFIDAVIT OF EXTRAORDINARY CONDITION

It appears to the Secretary of State that an earlier effort to deliver this instrument and tender such taxes and fess was made in good faith on the file date stamped hereto. The Secretary of State has determined that an extraordinary condition (as reflected in the records of the Secretary of State) existed at such date and time and that such earlier effort was unsuccessful as a result of the existence of such extraordinary condition, and that such actual delivery and tender were made within a reasonable period (not to exceed two business days) after the cessation of such extraordinary condition and establishes such date and time as the filing date of such instrument.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock
Secretary of State